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                                                                  EXHIBIT 23(b)


                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Valley Industries, Inc. and Subsidiaries and Z Leasing Company (A General Partnership)


We consent to the inclusion in the Prospectus constituting part of this Registration Statement on Form S-4 of JP Foodservice, Inc. of our report dated June 17, 1996, with respect to the combined balance sheets of Valley Industries, Inc. and Subsidiaries and Z Leasing Company (A General Partnership) as of January 31, 1996, 1995, and 1994 and the related combined statements of earnings, stockholders' and partners' equity, and cash flows for each of the years in the three year period ended January 31, 1996. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.




                                      /s/ KPMG PEAT MARWICK LLP




Las Vegas, Nevada
July 29, 1996